Exhibit 10.3

December 31, 2012

Kenneth J. Kay

c/o Las Vegas Sands Corp.

3355 Las Vegas Boulevard South

Las Vegas, NV 89109

Re:	Amendment to Employment Agreement

Dear Ken:

Reference is hereby made to that certain employment agreement between you and Las Vegas Sands Corp. (the “Company”), dated as of December 1, 2008 (as amended from time to time, the “Employment Agreement”). As set forth below, you and the Company have agreed to amend the Employment Agreement to clarify its compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows, effective December 31, 2012:

1. The Employment Agreement is amended by adding the following language at the end of Section 8.7 thereof:

“Any payments that would have been made between the date of termination of employment and the effective date of the General Release and Covenant Not to Sue, shall be made as soon as practicable but in any event within 10 days following the effective date of the General Release and Covenant Not to Sue.”

2. The Employment Agreement is amended by adding the following language at the end of Section 27 thereof:

“It is intended that the provisions of the Agreement comply with Section 409A, and all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In addition, for purposes of the Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements pursuant to the Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for Executive’s benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by Executive to the Company.”

The Company and you each acknowledges and agrees that except as amended hereby, the provisions of the Employment Agreement shall remain in full force and effect. This letter shall be construed and enforced in accordance with and governed by the laws of the State of Nevada other than principles of law that would apply the law of another jurisdiction. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/s/ Ira H. Raphaelson
Name: Ira H. Raphaelson
Title: EVP & Global General Counsel

Agreed and accepted this 31st day of December 2012:

/s/ Kenneth J. Kay
KENNETH J. KAY

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